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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934 (Amendment No.          )

Check the appropriate box:
☐	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

Halcón Resources Corporation (Name of Registrant As Specified In Its Charter)

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HALCÓN RESOURCES CORPORATION

1000 Louisiana, Suite 6700
Houston, Texas 77002

NOTICE OF ACTION PURSUANT TO WRITTEN CONSENT
OF THE STOCKHOLDERS

March 16, 2017

Dear Stockholder:

        We are furnishing the accompanying Information Statement to the stockholders of Halcón Resources Corporation (the "Company," "Halcón," "we," "us" or "our") to inform you that holders of a majority of our outstanding voting stock have executed a written consent in lieu of a stockholders meeting to approve an amendment to our 2016 Long-Term Incentive Plan (the "Plan") to increase by 9,000,000 shares the maximum number of shares of common stock that we may issue under that plan.

        Our board of directors approved the amendment to increase the number of shares issuable under the Plan on February 28, 2017, and recommended that our stockholders approve such amendment. On March 6, 2017, stockholders holding approximately 57.8% of our outstanding voting stock executed a written consent approving such amendment, as permitted by the Delaware General Corporation Law and our bylaws. Pursuant to Rule 14c-2 of the Securities Exchange Act of 1934, as amended, the amendment will automatically become effective on the twentieth calendar day after we mail the Information Statement to our stockholders, or about April 6, 2017.

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

        As the action set forth in this notice and the accompanying Information Statement has been duly authorized and approved by the written consent of the holders of at least a majority of our issued and outstanding voting securities, your vote or consent is not requested or required to approve the action. The accompanying Information Statement is provided solely for your information. The accompanying Information Statement also serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders.

        You are urged to read the accompanying Information Statement in its entirety.

        The accompanying Information Statement is being mailed on or about March 16, 2017 to stockholders of record as of March 8, 2017.

IMPORTANT NOTICE REGARDING THE AVAILABILITY THIS INFORMATION STATEMENT

This Information Statement is available at http://investors.halconresources.com/information-statement.cfm.

By Order of the Board of Directors,

Floyd C. Wilson Chairman of the Board, President and Chief Executive Officer

 HALCÓN RESOURCES CORPORATION

INFORMATION STATEMENT

MARCH 16, 2017

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

SUMMARY

        This Information Statement is being furnished to the stockholders of record of Halcón Resources Corporation (the "Company," "Halcón," "we," "us" or "our") for information purposes only. No action is requested or required on your part.

        This Information Statement constitutes notice to stockholders of record as of the close of business on March 8, 2017 of action taken without a meeting as required by Section 228 of the Delaware General Corporation Law ("DGCL"). This Information Statement also is being furnished to our stockholders in accordance with Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated by the U.S. Securities and Exchange Commission ("SEC") solely for the purpose of informing our stockholders of the action taken by the written consent before it becomes effective.

        On March 6, 2017, stockholders collectively holding approximately 57.8% of our outstanding voting securities as of March 8, 2017, which we refer to as the record date, approved an amendment to the Halcón Resources Corporation 2016 Long-Term Incentive Plan (the "Plan") to increase by 9,000,000 the maximum number of shares of common stock that we may issue under the Plan from 10,000,000 to 19,000,000. This action constitutes the approval and consent of stockholders representing a sufficient percentage of our total outstanding voting securities to approve the Plan amendment.

        Because the written consent of holders of a majority of our outstanding voting securities to approve the increase in the number of shares issuable under the Plan satisfies all applicable stockholder voting requirements, we will not submit this action to the rest of our stockholders for approval.

        The amendment to our Plan to increase the number of shares issuable under the Plan, to which we sometimes refer as the "Plan Amendment," was approved by our board of directors on February 28, 2017. Stockholder approval of the Plan Amendment will become effective on or about April 6, 2017, which is 20 calendar days following the date we first mail this Information Statement to our stockholders.

        We will pay all costs associated with the distribution of this Information Statement including the costs of printing and mailing. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of our stock.

ABOUT THIS INFORMATION STATEMENT

What is the purpose of this Information Statement?

        This Information Statement is being furnished to you pursuant to the requirements of the Exchange Act and the DGCL to notify you of a corporate action taken by holders of a majority of our outstanding voting stock pursuant to a written consent. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect this action as early as possible to effect the Plan Amendment, our board of directors elected to seek the written consent of our stockholders in lieu of a special meeting. We are making this Information Statement available to you on or about March 16, 2017. The Company is not soliciting your proxy or consent and you are not being asked to take any action in connection with this Information Statement.

Who is entitled to notice?

        Each holder of record of outstanding shares of our voting stock on March 8, 2017, the record date, is entitled to notice of the action to be taken pursuant to the written consent.

Why did the Company seek stockholder approval?

        On February 28, 2017, our board of directors approved the Plan Amendment. Our common stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "HK" and we are subject to NYSE rules and regulations. Sections 303A.08 and 312.03(a) of the NYSE Listed Company Manual require that any material revision of an equity compensation plan, including but not limited to a material increase in the number of shares available under the Plan, is subject to stockholder approval. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the Plan Amendment as early as possible, our board of directors elected to seek the written consent of our stockholders in lieu of a special meeting.

What vote was required to approve the actions?

        The affirmative vote of the holders of a majority of our voting stock on the record date was required to approve the actions. Our voting stock consists of issued and outstanding shares of our common stock and our 8% Automatically Convertible Preferred Stock (the "preferred stock"). The holders of our preferred stock are entitled to vote, together as a single class with the holders of our outstanding common stock, with respect to all matters, and represent 1% of the total voting power of our voting stock.

        As of the record date, the Company had 92,968,750 shares of common stock and 5,518 shares of preferred stock outstanding. Each share of common stock entitles its holder to one vote on each matter submitted to our stockholders, and each share of preferred stock entitles its holder to approximately 170 votes on such matters. On March 6, 2017, stockholders holding approximately 57.8% of our total outstanding voting stock (as of the record date) executed and delivered a written consent approving the Plan Amendment:

Stockholder (or representative thereof)	Number of Shares	Percent of Voting Stock
Franklin Advisers, Inc. (as investment manager on behalf of certain stockholders)	33,822,333	36.4%
Various funds managed by Ares Management LLC	17,981,822	19.3%
Floyd C. Wilson	1,115,310	1.2%
Stephen W. Herod	269,324	*
Mark J. Mize	265,247	*
David S. Elkouri	247,509	*

Total	53,963,138	57.8%

*
Less than 1%.

        Because stockholders holding more than a majority of our outstanding shares of voting stock as of the record date consented to the actions, no other stockholder votes, consents or actions will be required or obtained in connection with this Information Statement or the Plan Amendment.

What actions were approved by the written consent of holders of a majority of our outstanding common stock?

        Pursuant to the written consent, the following actions were authorized and approved by holders of a majority of our outstanding voting stock:

  •
  In accordance with Sections 303A.08 and 312.03(a) of the NYSE Listed Company Manual, an increase of the maximum number of shares of common stock that we may issue under the Plan by 9,000,000 shares (from 10,000,000 to 19,000,000 shares).

  •
  Any and all such actions, including the execution, delivery and filing of any and all documents, certificates and other instruments, and the making of all expenditures deemed by the officers of the Company to be necessary or desirable in carrying out and effectuating the Plan Amendment.

Do I have appraisal rights?

        No. None of the DGCL, our Amended and Restated Certificate of Incorporation (the "certificate of incorporation") or our bylaws provides holders of our common stock or preferred stock with dissenters' or appraisal rights in connection with the actions described in this Information Statement.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following sets forth information regarding the beneficial ownership of our common stock as of February 28, 2017 by:

  •
  each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our named executive officers;

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  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        As of February 28, 2017, approximately 93.0 million shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 1000 Louisiana St., Suite 6700, Houston, Texas 77002.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Franklin Resources, Inc.(2)	34,261,424	36.7%
Ares Management LLC(3)	18,357,256	19.7%
Tyrus Capital S.A.M.(4)	9,126,652	9.7%
Floyd C. Wilson(5)	1,160,149	1.2%
Stephen W. Herod(6)	275,353	*
Mark J. Mize(7)	269,553	*
William J Campbell(8)	17,264	*
James W. Christmas(9)	53,340	*
Michael L. Clark(10)	17,264	*
Thomas R. Fuller(11)	27,685	*
Darryl L. Schall(12)	—	*
Ronald D. Scott(13)	17,264	*
Eric G. Takaha(14)	17,264	*
Nathan W. Walton(15)	—	*
All directors and executive officers as a group (13 individuals)	2,616,147	2.8%

*
Less than 1%.

(1)
Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. Shares of common stock that are not outstanding, but which a designated stockholder has the right to acquire within 60 days, are included in the number of shares beneficially owned by such stockholder and are deemed to be outstanding for purposes of determining the percentage of outstanding shares beneficially owned by such stockholder, but not for purposes of determining the percentage of outstanding shares beneficially owned by any other designated stockholder. In all instances where ownership of unvested restricted stock is reported below, the individual has the sole power to vote such shares but no investment power.

(2)
According to, and based solely upon, Schedule 13G/A filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. (collectively, "Franklin") with the SEC on February 5, 2016. The business address for Franklin is One Franklin Parkway, San Mateo, CA 94403.

(3)
The business address of Ares Management LLC is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

(4)
According to, and based solely upon, Schedule 13G/A filed by Tyrus Capital S.A.M.. and Tony Chendraoui (collectively, "Tyrus") with the SEC on February 14, 2017. The business address for Tyrus is 4 Avenue Roqueville, Monaco, MC 98000.

(5)
Includes 465,625 shares of unvested restricted stock. Also includes 7,019 shares held in seventeen trusts for the benefit of Mr. Wilson's children and grandchildren, of which Mr. Wilson is the trustee and disclaims beneficial ownership of such shares. Does not include 6,583 shares held in three trusts for the benefit of Mr. Wilson's children, of which Mr. Wilson's wife is the trustee and he disclaims beneficial ownership of such shares.

(6)
Includes 121,875 shares of unvested restricted stock. Does not include 2,749 shares held in trusts for the benefit of Mr. Herod's minor children, of which Mr. Herod disclaims beneficial ownership of such shares and has no dispositive or voting power with respect to the shares held by such trusts.

(7)
Includes 121,875 shares of unvested restricted stock. 1,964 shares held by Mr. Mize are pledged.

(8)
The business address for Mr. Campbell is 820 Gessner, Suite 1460, Houston, TX 77024.

(9)
Does not include 177 shares of common stock held in three trusts for his children. Mr. Christmas has no dispositive or voting power with respect to the shares held by such trusts. The business address for Mr. Christmas is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, TX 77002.

(10)
The business address for Mr. Clark is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, TX 77002.

(11)
The business address for Mr. Fuller is 19500 SH 249, Suite 640, Houston, TX 77070.

(12)
The business address for Mr. Schall is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, TX 77002.

(13)
The business address for Mr. Scott is 1030 Andrews Highway, Suite 200, Midland, TX 79703.

(14)
The business address for Mr. Takaha is c/o Halcón Resources Corporation, 1000 Louisiana Street, Suite 6700, Houston, TX 77002.

(15)
The business address for Mr. Walton is 2000 Avenue of the Stars, 12th Floor, Los Angeles, CA 90067.

INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN

        Our employees and non-employee directors are eligible to receive awards under our Plan. The Plan Amendment will increase the number of shares of our common stock available for issuance under the Plan, and consequently our officers and non-employee directors may be deemed to have an interest in the approval of the Plan Amendment.

 AMENDMENT TO THE 2016 LONG-TERM INCENTIVE PLAN

        On February 28, 2017, our board of directors approved an amendment to the Plan to increase by 9,000,000 shares the maximum number of shares of our common stock that may be issued under the Plan. The Plan currently authorizes us to issue up to 10,000,000 shares of our common stock under the Plan. Upon the effectiveness of the Plan Amendment, which is expected to occur on or about April 6, 2017, the maximum number of shares of our common stock that may be issued under the Plan will be 19,000,000 shares. In addition, the number of shares of our common stock that may be issued upon exercise of incentive stock options will increase to 19,000,000, and the aggregate number of shares of our common stock that may be made subject to the grant of restricted stock, restricted stock units, performance units, performance bonuses, stock awards and other incentive awards to any eligible employee in any calendar year may not exceed 19,000,000.

Summary of the Plan

        The following is a summary description of the material features of the Plan, as proposed to be amended. The statements made in this Information Statement regarding the amendment to the Plan should be read in conjunction with and are qualified in their entirety by reference to the Plan, a copy of which is available as Exhibit 10.4 to the Current Report on Form 8-K filed with the SEC on September 9, 2016. Prior filings with the SEC are available through our website at www.halconresources.com or in printed form upon request by any stockholder.

        The Plan currently is effective until September 9, 2026. The purposes of the Plan are to create incentives which are designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to our success, and thereby to enhance stockholder value.

        Under the Plan, we may grant stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance bonuses, stock awards and other incentive awards to our employees or those of our subsidiaries or affiliates. We may also grant nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, stock awards and other incentive awards to any persons rendering consulting or advisory services and non-employee directors, subject to the conditions set forth in the Plan. Generally, all classes of our employees are eligible to participate in the Plan.

        The Plan, as amended by the Plan Amendment, will provide that a maximum of 19,000,000 shares of our common stock may be issued in conjunction with awards granted under the Plan. At December 31, 2016, approximately 1,689,398 shares of our common stock remained available for awards to be granted under the Plan. However, since that date, restricted stock awards and options granted under the Plan to employees who have since terminated have been returned to the Plan, increasing the number of shares of our common stock available for awards to be granted under the Plan at March 8, 2017 to approximately 1,753,063.

        The Plan, as amended by the Plan Amendment, will also provide that a maximum of 19,000,000 shares of our common stock could be issued in conjunction with incentive stock options granted under the Plan. The Plan also limits the aggregate number of shares of our common stock that may be issued in conjunction with stock options and/or stock appreciation rights to any eligible employee in any calendar year to 5,000,000 shares. The Plan, as amended by the Plan Amendment, also limits the aggregate number of shares of our common stock that may be issued in conjunction with the grant of restricted stock awards, restricted stock unit awards, performance unit awards, stock awards and other incentive awards to any eligible employee in any calendar year to 19,000,000 shares.

Administration

        The Compensation Committee of our board of directors administers the Plan. The members of our Compensation Committee serve at the pleasure of our board of directors. Each member of the Compensation Committee shall satisfy the requirements for (i) an "independent director" under rules adopted by a principal exchange on which the Common Stock is listed; (ii) a "nonemployee director" within the meaning of Rule 16b-3 of the Exchange Act, and (iii) an "outside director" under Section 162(m) of the Code. Nevertheless, the failure of a member of our Compensation Committee to qualify under (i), (ii), or (iii) will not invalidate any otherwise-valid award made under the Plan.

        With respect to awards to be made to any of our non-employee directors, the Compensation Committee will determine:

  •
  which of such persons should be granted awards;

  •
  the terms of proposed grants or awards to those selected to participate;

  •
  the exercise price for options and stock appreciation rights;

  •
  any limitations, restrictions and conditions upon any awards; and

  •
  rules for the administration of the Plan and resolution of any disputes that may arise under the Plan.

        In connection with the administration of the Plan, the Compensation Committee, with respect to awards to be made to any officer, employee or consultant who is not one of our non-employee directors, will:

  •
  determine which employees and other persons will be granted awards under the Plan;

  •
  grant the awards to those selected to participate;

  •
  determine the exercise price for options and stock appreciation rights; and

  •
  prescribe any limitations, restrictions and conditions upon any awards.

        In addition, our Compensation Committee will:

  •
  interpret the Plan; and

  •
  make all other determinations and take all other actions that may be necessary or advisable to implement and administer the Plan.

        The Compensation Committee may allocate or delegate its responsibilities to the extent permitted by applicable law or stock exchange rules.

Types of Awards

        The Plan permits the Compensation Committee to make several types of awards and grants, including awards of shares of restricted stock, awards of restricted stock units, the grant of options to purchase shares of our common stock, awards of stock appreciation rights, or SARs, awards of performance units, awards of performance bonuses, stock awards and other incentive awards.

        Stock Options.    Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under the Plan will be determined by the Compensation Committee at the time of the grant, but may not be less than the fair market value of our common stock on the date such stock option is granted. The Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under our Plan, such as specifying minimum periods of time after grant during which options may not be exercised. The Plan provides for acceleration of the right of an individual employee to exercise his or her stock option in the event we experience a change of control. No cash consideration is payable to us in exchange for the grant of options.

        The Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Code, or Nonqualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 82 and 421 of the Code. A stock option will be deemed to be a Nonqualified Option unless it is specifically designated by the Compensation Committee as an Incentive Stock Option.

        Incentive Stock Options.    Incentive Stock Options may be granted only to our employees or employees of our subsidiaries (and not to employees of our affiliates, unless the affiliate is a "disregarded entity" under the Code). Incentive Stock Options must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price may not be less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

        Nonqualified Options.    Nonqualified Options are stock options which do not qualify as Incentive Stock Options. Nonqualified Options may be granted to our directors and consultants, as well as to our employees, or those directors, consultants, and employees of subsidiaries in which we have a controlling interest. The exercise price for Nonqualified Options will be determined by the Compensation Committee at the time the Nonqualified Options are granted, but may not be less than the fair market value of our common stock on the date the Nonqualified Option is granted. Nonqualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. Incentive Stock Options and Nonqualified Options are treated differently for federal income tax purposes as described below under "—Tax Treatment."

        The exercise price of stock options may be paid in cash, in whole shares of our common stock, or in a combination of cash and our common stock, equal in value to the exercise price. The Plan provides that the exercise price of stock options may be paid (1) in cash, (2) subject to the prior approval by our the Compensation Committee, in whole shares of our common stock, (3) subject to the prior approval by the Compensation Committee, by withholding shares of common stock which otherwise would be acquired on exercise, or (4) subject to the prior approval by the Compensation Committee, by a combination of the foregoing, equal in value to the exercise price. Our Compensation Committee may also permit a stock option to be exercised by a broker-dealer acting on behalf of a participant through procedures approved by the Compensation Committee, as applicable.

        Restricted Stock.    Restricted shares of our common stock may be granted under the Plan subject to such terms and conditions, including forfeiture and vesting provisions, time and performance based restrictions, and restrictions against sale, transfer or other disposition as the Compensation Committee may determine to be appropriate at the time of making the award. In addition to or in lieu of any time vesting conditions determined by the Compensation Committee, vesting and/or the grant of restricted stock awards may be subject to our achievement of specified performance criteria, which may, without limitation, be based upon our achievement of certain operational, financial or stock performance criteria. In addition, the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by us until such restrictions lapse. Shares of restricted stock will immediately vest upon the occurrence of a change of control.

        Restricted Stock Units.    A restricted stock unit entitles the recipient to receive a payment from us, following the lapse of restrictions on the award, equal to the fair market value of a share of our common stock. The Plan provides for payment in the form of shares of our common stock or cash. Restricted stock units may be granted under the Plan subject to such terms and conditions, including forfeiture and vesting provisions, as well as time and performance based restrictions, as the Compensation Committee may determine to be appropriate at the time of making the award. In addition to or in lieu of any time vesting conditions determined by the Compensation Committee, vesting and/or the grant of restricted stock units may be subject to our achievement of specified performance criteria, which may, without limitation, be based upon our achievement of certain operational, financial or stock performance criteria.

        The Plan also permits the Compensation Committee to grant tandem cash dividend rights or dividend unit rights with respect to restricted stock units. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made by us with respect to a share of our common stock during the period the tandem restricted stock unit is outstanding. A grant of cash dividend rights may provide that such cash payments shall be paid directly to the participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem restricted stock unit award (with or without interest in the discretion of the Compensation Committee), or be subject to such other provisions or restrictions as determined in the discretion of the Compensation Committee. A dividend unit right is a contingent right to have an additional number of restricted stock units credited to a participant in respect of a restricted stock unit award equal to the number of shares of our common stock that could be purchased at fair market value with the amount of each cash distribution made by us with respect to a share of our common stock during the period the tandem restricted stock unit is outstanding. A grant of dividend unit rights shall be subject to the same vesting and payment provisions as the tandem restricted stock unit award.

        Stock Appreciation Rights.    Awards of stock appreciation rights, which we refer to as SARs, entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our common stock subject to the SAR award between the date of the grant of the SAR award and the fair market value of these shares on the exercise date. The Plan provides for payment in the form of shares of our common stock or cash. Exercise of a SAR must by written notice to the Senior Vice President, Human Resources and Administration of the Company at least two business days in advance of exercise. The Plan provides for acceleration of the right of an individual employee to exercise his or her SAR in the event we experience a change of control.

        Performance Unit Awards.    Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or common stock per unit upon the achievement of performance goals established by the Compensation Committee.

        Performance Bonuses.    A performance bonus entitles the recipient to receive a cash bonus upon the attainment of one or more performance targets established by the Compensation Committee. Payments of performance bonuses are made within 60 days of the certification by the Compensation Committee that the performance target(s) have been achieved. The maximum amount that may be made subject to the grant of performance bonuses to any eligible employee in any calendar year may not exceed $5,000,000. The Plan permits payment of performance bonuses in the form of cash or our common stock.

        Stock Awards.    A stock award entitles the recipient to shares of our common stock not subject to vesting or forfeiture restrictions. Stock awards are awarded with respect to such number of shares of our common stock and at such times as the Compensation Committee may determine, and the Compensation Committee may require a participant to pay a stipulated purchase price for each share of our common stock covered by a stock award.

        Other Incentive Awards.    The Plan permits the grant of other incentive awards based upon, payable in or otherwise related to, in whole or in part, shares of our common stock if the Compensation Committee determines that such other incentive awards are consistent with the purposes of the Plan. Such other incentive awards may include, but are not limited to, our common stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of our common stock or the value of securities or the performance of specified subsidiaries. Long-term cash awards are also permitted under the Plan. Cash awards are also permitted as an element of or a supplement to any awards permitted under the Plan. Awards are permitted in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensation arrangements, subject to any applicable provision under Section 16 of the Exchange Act.

Performance Criteria

        The performance criteria to be used for purposes of awards under the Plan are set in the sole discretion of the Compensation Committee and may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, division, department, region, function or business unit of the Company in which the participant is employed or with respect to which the participant performs services, and may consist of one or more or any combination of the following criteria: operational criteria, including reserve additions/replacements, finding and development costs, production volume, production costs and production growth; financial criteria, including earnings (net income, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings per share), cash flow, operating income, general and administrative expenses, debt to equity ratio, debt to cash flow, debt to EBITDA, EBITDA to interest expense, return on assets, return on equity, return on invested capital, profit returns/margins and midstream margins; and stock performance criteria, including stock price appreciation, total shareholder return and relative stock price performance.

        The Plan provides the Compensation Committee discretion to determine whether all or any portion of a restricted stock award, restricted stock unit award, performance unit award, performance bonus, stock award or other incentive award is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Code (the "162(m) Requirements"). The performance criteria for any such award that is intended to satisfy the 162(m) Requirements would be established in writing by a committee composed of two or more "outside directors" within the meaning of Section 162(m) of the Code based on one or more performance criteria listed above not later than 90 days after commencement of the performance period with respect to such award or any such other date as may be required or permitted for "performance-based compensation" under the 162(m) Requirements, provided that the outcome of the performance in respect of the goals remains substantially uncertain as of such time. At the time of the grant of an award and to the extent permitted under the 162(m) Requirements, the Compensation Committee may provide for the manner in which the performance goals would be measured in light of specified corporate transaction, extraordinary events, accounting changes or other similar occurrences. All determinations made by the

Compensation Committee as to the establishment or the achievement of performance goals, or the final settlement of an award intended to satisfy the 162(m) Requirements would be required to be made in writing. The Compensation Committee would have discretion to reduce, but not to increase, the amount payable and/or the number of shares of our common stock to be granted, issued, retained or vested pursuant to any such award.

Transferability

        Awards under the Plan are not transferrable other than by will or by the laws of descent and distribution. Nonqualified Options are transferable on a limited basis, only with prior approval or authorization of the Compensation Committee. In no event may a stock option be exercised after the expiration of its stated term.

Termination

        Stock options, restricted stock, restricted stock units, SARs, performance units, performance bonuses and other incentive awards which have not vested will generally terminate immediately upon the holder's termination of employment with us or any of our subsidiaries or affiliates for any reason other than retirement with our consent, disability or death. Unless the Compensation Committee specifies otherwise in an award agreement, if an employee's employment with us or any of our subsidiaries or affiliates terminates as a result of death, disability or retirement, the employee (or personal representative in the case of death) may exercise any vested Incentive Stock Options for a period of up to three months after such termination (one year in the case of death or disability in lieu of the three-month period) and any vested Nonqualified Option during the remaining term of the option. Unless the Compensation Committee specifies otherwise in an award agreement, if an employee's employment with us or any of our subsidiaries or affiliates terminates for any other reason, except for cause (as determined by the Compensation Committee), the employee may exercise any vested option for a period of up to three months after such termination. Unless the Compensation Committee specifies otherwise in an award agreement, if a consultant ceases to provide services to us or any of our subsidiaries or affiliates or a director terminates service as our director, the unvested portion of any award will be forfeited unless otherwise accelerated by the Compensation Committee. Unless the Compensation Committee specifies otherwise in an award agreement, a consultant or director may have three years following the date he or she ceases to provide consulting services or ceases to be a director, as applicable, to exercise any Nonqualified Options which are otherwise exercisable on the date of termination of service. No stock option or SAR may be exercised following the expiration date of the stock option or SAR.

Dilution; Substitution

        Our Plan provides protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. The Plan provides that, upon the occurrence of a change of control event, the Compensation Committee would have discretion, without the consent of any participant or holder of an award, to the extent permitted by applicable law, to cancel awards and make payments in respect thereof in cash; replace awards with other rights or property selected by the Compensation Committee; provide that awards will be assumed by a successor or survivor entity (or a parent or subsidiary thereof) or be exchanged for similar rights or awards covering the equity of the successor or survivor (or a parent or subsidiary thereof); adjust outstanding awards as appropriate to reflect the change of control event; provide that awards are payable; and/or provide that awards terminate upon such event.

Amendment

        Our board of directors may amend the Plan, or any part of the Plan, at any time and for any reason. However, without stockholder approval, the Plan may not be amended in a manner that would (i) materially increase the number of shares that may be issued under the Plan, (ii) materially modify the requirements as to eligibility for participation in the Plan, (iii) materially increase the benefits to participants provided by the Plan, (iv) decrease the exercise price for an outstanding stock option or SAR, or (v) must otherwise be approved by the stockholders in order to comply with national securities exchange rules.

Tax Treatment

        The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under the Plan. This summary is not intended to provide or supplement tax advice to eligible employees. This summary is not intended to be exhaustive and does not describe state, local or foreign consequences, employment tax consequences, or the effect, if any, of gift, estate and inheritance taxes.

        Restricted Stock.    A recipient of restricted stock generally will not recognize taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis in the stock, equal to the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

        A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in ordinary income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

        Restricted Stock Units.    A recipient of restricted stock units generally will not recognize taxable income until the recipient receives cash and/or the transfer of shares in satisfaction of the restricted stock unit award. At that time, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income. If a recipient of restricted stock units subsequently sells any shares so transferred, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the amount realized from the sale and his or her basis, equal to the amount previously included in income as ordinary income with respect to such shares received in satisfaction of a restricted stock unit award. Subject to Section 162(m) of the Code, we generally will be entitled to a deduction in the year the recipient is required to recognize income by virtue of receipt of cash or shares, equal to the amount of taxable income recognized by the recipient.

        Incentive Stock Options.    An optionee will not realize taxable income upon the grant of an Incentive Stock Option. As long as the optionee has been an employee of us or of one of our permissible corporate subsidiaries from the date of grant through the date the Incentive Stock Option is exercised and if the Incentive Stock Option is exercised during his period his or her period of employment and within three months after termination, the optionee will not recognize taxable income upon exercise. Upon exercise, however, the amount by which the fair market value of the shares with respect to which the Incentive Stock Option is exercised (determined on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee's individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

        If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee will realize ordinary income instead of capital gain. The amount of the ordinary income realized will be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, subject to Section 162(m) of the Code, we generally would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

        If an optionee uses already owned shares of common stock to pay the option price under an Incentive Stock Option, the resulting tax consequences will depend upon whether the already owned shares of common stock are "statutory option stock," and, if so, whether the statutory option stock has been held by the optionee for the applicable holding period referred to in Section 424(c)(3)(A) of the Code. In general, "statutory option stock" is any stock acquired through the exercise of an incentive stock option or an option granted pursuant to an employee stock purchase plan, but not stock acquired through the exercise of a nonqualified stock option. If the stock is statutory option stock with respect to which the applicable holding period has been satisfied, or if the stock is not statutory option stock, no income will be recognized by the optionee upon the transfer of the stock in payment of the option price of an Incentive Stock Option. If the stock used to pay the option price is statutory option stock with respect to which the applicable holding period has not been satisfied, the transfer of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the excess of the fair market value of the statutory option stock at the time the Incentive Stock Option covering the stock was exercised over the amount paid for the stock.

        If an optionee effects a net exercise of an Incentive Stock Option by surrendering a portion of the shares of stock with respect to which the option is exercisable to pay the option price, the surrender of the stock will be a premature disposition, as described above, which will result in the recognition of ordinary income by the optionee in an amount equal to the fair market value of the surrendered stock.

        Nonqualified Options.    An optionee will not realize taxable income upon the grant of a Nonqualified Option. At the time the optionee exercises the Nonqualified Option, the amount by which the fair market value, at the time of exercise, of the shares with respect to which the Nonqualified Option is exercised exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the optionee before sale.

        If an optionee uses already owned shares of common stock to pay the option price under a Nonqualified Option, the number of shares received pursuant to the Nonqualified Option which is equal to the number of shares delivered in payment of the option price will be considered received in a nontaxable exchange, and the fair market value of the remaining shares received by the optionee upon the exercise will be taxable to the optionee as ordinary income. If the already owned shares of common stock are not "statutory option stock" or are statutory option stock with respect to which the applicable holding period referred to in Section 424(c)(3)(A) of the Code has been satisfied, the shares received pursuant to the exercise of the Nonqualified Option will not be statutory option stock. However, if the already owned shares of common stock are statutory option stock with respect to which the applicable holding period has not been satisfied, it is not presently clear whether the exercise will be considered a premature disposition of the statutory option stock, whether the shares received upon exercise will be statutory option stock, or how the optionee's basis will be allocated among the shares received.

        Stock Appreciation Rights.    A recipient of SARs will not realize taxable income upon the grant of a SAR. At the time the recipient exercises the SAR, an amount equal to the aggregate of any cash and the fair market value of any shares received is taxable to the recipient as ordinary income in the year of such exercise. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. If the recipient thereafter sells any shares received upon exercise, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the recipient as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the recipient before sale.

        Performance Units and Performance Bonuses.    A recipient of performance units or a performance bonus generally will not realize taxable income upon the grant of such award. The recipient will recognize ordinary income upon the receipt of cash and/or the transfer of shares in satisfaction of the award of performance units or performance bonus in an amount equal to the aggregate of any cash and the fair market value of any shares received. If an award is "performance-based compensation" under Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. Otherwise, our deduction may be limited by Section 162(m) of the Code as described below. If the recipient thereafter sells any shares received in satisfaction of the award, the difference between any amount realized on the sale and the fair market value of the shares at the time of their receipt will be taxed to the recipient as a capital gain or loss, short-term or long-term depending on the length of time the stock was held by the recipient before sale.

        Stock Awards.    A recipient of a stock award will recognize ordinary income upon the receipt of shares in an amount equal to the fair market value of any shares received over the amount, if any, paid for the shares. Subject to Section 162(m) of the Code, we generally will be entitled to a corresponding income tax deduction equal to the ordinary income recognized by the recipient. If a recipient subsequently sells the shares, he or she generally will realize capital gain or loss (long-term or short-term depending on the holding period) in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any.

        Other Incentive Awards.    The specific tax consequences applicable with respect to other incentive awards granted under the Plan will depend on the terms and conditions applicable to the award.

        Code Section 162(m).    Section 162(m) of the Code places a $1 million cap on the deductible compensation that may be paid to certain executives of publicly-traded corporations. Amounts that qualify as "performance-based compensation" under Section 162(m) of the Code are exempt from the cap and do not count toward the $1 million limit. In order to be "performance-based compensation" exempt from the $1 million deductibility limitation, the grant or vesting of the award relating to the compensation must (among other things) be based on the satisfaction of one or more performance goals specified by the Compensation Committee. Generally, stock options and stock appreciation rights will qualify as performance-based compensation. Other awards may or may not so qualify, depending on their terms. In any event, we reserve the right to award compensation that is not "performance-based compensation" and that is not deductible under Section 162(m) of the Code.

        Code Section 409A.    The Plan and any awards granted under it are intended to comply with, or otherwise be exempt from the requirements of Section 409A of the Code and its related Treasury Regulations and guidance. If any provision of the plan or award granted under the plan is determined not to comply with Section 409A, the Compensation Committee has authority to take any actions necessary for compliance. No payments that would constitute "deferred compensation" upon termination of employment or other service under Section 409A will be made under the Plan unless the termination is also a "separation from service" under Section 409A. If a participant is a "specified employee" under Section 409A, the commencement of any payments or benefits under the award will be deferred until six months plus one day following the date of the participant's termination or, if earlier, death (or such other period as required to comply with Section 409A). The Company will not be liable for any additional tax, interest or penalties imposed on a participant by Section 409A of the Code or damages for failing to comply with Section 409A.

        To ensure compliance with Treasury Department Circular 230, participants are hereby notified that (i) any discussion of U.S. federal tax issues in this Information Statement is not intended to be written or used, and cannot be used, for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code, and (ii) participants should seek advice based on their particular circumstances from an independent tax advisor.

EXECUTIVE COMPENSATION

        The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-K/A, 10-Q and 8-K filed with the SEC. For the purposes of our discussion, our named executive officers for 2016 are:

Name	Title
Floyd C. Wilson	Chairman of the Board, Chief Executive Officer and President (our principal executive officer)
Stephen W. Herod	Executive Vice President, Corporate Development
Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (our principal financial officer)

Our Compensation Policies and Process

Our Compensation Committee

        Our compensation programs for senior management are overseen by the Compensation Committee of our board of directors. The Compensation Committee is composed entirely of independent directors. Until September 9, 2016, our Compensation Committee consisted of Michael A. Vlasic (Chairman),

Tucker S. Bridwell, Daniel A. Rioux and Mark A. Welsh IV. From and after September 9, 2016, our Compensation Committee consisted of William J. Campbell (Chairman), James W. Christmas and Michael L. Clark.

        The Compensation Committee operates pursuant to delegated authority from our board of directors as specified in the Compensation Committee's charter. The primary duties and responsibilities of the Compensation Committee pursuant to its charter are to establish and implement our compensation policies and programs for senior management, including the named executive officers. The Compensation Committee has the authority to select and engage the services of a compensation consultant, independent legal counsel and such other advisors as the Compensation Committee determines appropriate to carry out its functions, and has the sole authority to engage, obtain the advice of, oversee, terminate and determine funding for such independent professional advisers. A copy of the Compensation Committee charter is available on our website at www.halconresources.com under the section entitled "Investor Relations—Corporate Governance." The Compensation Committee also reviews and assesses the adequacy of its charter, at least annually, and recommends any proposed changes to our board of directors for approval.

        The Chairman of the Compensation Committee works with certain members of our management, including our Senior Vice President, Human Resources and Administration, to establish an agenda for each meeting of the Compensation Committee and, with the assistance of outside advisors, to prepare meeting materials. Typically our Chief Executive Officer and President, and our Senior Vice President, Human Resources and Administration, as well as outside advisors, may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the Compensation Committee; however, the Compensation Committee and board of directors often solicit the views of senior management on compensation matters, in particular as they relate to the compensation of other members of senior management.

Our Compensation Philosophy and Program Design

        Our success depends on the continued contributions of our senior management and other key employees. Our compensation program is intended to recruit, motivate and retain the talent required to successfully manage and grow our business and to achieve our short and long-term business strategy by providing compensation that is competitive in relation to our peers while fostering an atmosphere of teamwork, recognizing overall business results and individual merit, and supporting the attainment of our strategic objectives by tying the interests of senior management and key employees to those of our stockholders. The design of our compensation program is intended to provide compensation that balances short-term and long-term goals through the use of annual cash incentives and grants of long-term equity incentives; and provides a mix of fixed and at-risk compensation that is related to our overall performance and the creation of stockholder value.

        Each element of compensation is reviewed and considered with the other elements of compensation to ensure that it is consistent with the objectives of both that particular element of compensation and our overall compensation program and, that individually and collectively, our compensation practices do not encourage inappropriate, unnecessary or excessive risk taking.

Our Independent Compensation Consultant

        For 2016, the Compensation Committee engaged Longnecker & Associates, Inc. ("Longnecker") to advise on executive compensation and, in that capacity to, among other things, make recommendations regarding an appropriate compensation peer group, to assist the Compensation Committee in establishing a competitive executive compensation program and to make recommendations and provide analysis regarding the compensation of senior management. In accordance with the rules of the NYSE, the Compensation Committee annually considers the independence of Longnecker from Company management based upon various factors, including the magnitude of any fees the consultant received from Halcón for services or products provided to Halcón relative to the firm's annual gross revenues; whether the individuals that advise the Compensation Committee participate directly or by collaboration with others in the firm in the provision of any services or products to Halcón; whether the consultant provided any products or services to any executive officer of Halcón; and whether the individuals that advise the Compensation Committee own any Company securities. After considering these various factors, the Compensation Committee determined that Longnecker was independent of Company management during the relevant periods covered by this report. No conflicts of interest or issues involving the independence of Longnecker arose during the periods covered by this report.

        Representatives of Longnecker report directly to the Compensation Committee and, in carrying out its duties, may work with our Senior Vice President, Human Resources and Administration when preparing materials for the Compensation Committee. Longnecker attends Compensation Committee meetings, meets with the Compensation Committee independently without the presence of management and provides third-party data, analysis, advice and expertise on executive compensation and executive compensation programs. Longnecker generates reports that include a compilation of compensation data based upon our compensation peer group and particularized data for industry participants to the extent Longnecker determined that such additional data would prove useful in our compensation process. Additionally, at the direction of the Compensation Committee, Longnecker also reviews materials prepared by certain members of senior management and advises the Compensation Committee on the matters included in the materials, including the consistency of management proposals with the Committee's compensation philosophy, programs and objectives and the degree to which such proposals conformed with compensation peer group data and peer company practices. The Company relied upon this data, Longnecker's analyses of the data and its recommendations in establishing our compensation peer group, compensation programs and in establishing specific compensation amounts for our senior management, including the named executive officers. Longnecker also advises the Compensation Committee regarding terms of employment agreements negotiated with senior management.

Our Compensation Peer Group

        We review the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies selected by the Compensation Committee, with the advice and assistance of Longnecker, from U.S. onshore focused oil and natural gas exploration and development companies when considering our compensation program and the compensation that we pay senior management. With Longnecker's assistance, we annually review, evaluate and update our compensation peer group for benchmarking purposes to provide ongoing comparability for compensation purposes. Adjustments to our compensation peer group are made due to business combinations or sales of peer group companies, as well as when necessary, in the opinion of our Compensation Committee, to better reflect the companies that compete with us for management talent and share common characteristics with our business, including assets, production levels, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value.

        Our compensation peer group for 2016 consisted of the following ten companies:

• SandRidge Energy, Inc.	• Sanchez Energy Corporation
• Bonanza Creek Energy, Inc.	• Stone Energy Corporation
• Resolute Energy Corporation	• Northern Oil and Gas, Inc.
• Newfield Exploration Co.	• Gulfport Energy Corporation
• Oasis Petroleum Inc.	• Magnum Hunter Resources Corporation

Elements of Compensation

        The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives and post-termination severance (under certain circumstances), and other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan, the reimbursement of certain club dues for our Chief Executive Officer and President and our Chief Financial Officer and limited tax gross ups for life insurance, parking and country club memberships. As discussed below, in March 2016, we also paid one-time retention bonuses to senior management to retain their services through the Reorganization.

        Currently, we target total compensation at approximately the 50th percentile of our compensation peer group but may change targets from time to time depending on various factors, including the competitive environment for talent and the recommendations of the Compensation Committee's independent compensation consultant. Also, from time to time, the Compensation Committee will vary the mix of compensation utilized, depending upon our Compensation Committee's current view of the most efficacious method to provide incentives under current market conditions, taking into account the compensation practices of our compensation peer group and the advice of our independent compensation consultant.

        With respect to annual cash incentives, our Compensation Committee typically establishes performance metrics near the beginning of each year that it utilizes as a guideline in conjunction with its determination of annual cash incentives (i.e., cash bonuses) for senior management following year-end, which may include measures relating to leverage and liquidity, operational efficiency and financial performance. As a general matter, these measures of performance collectively aggregate approximately 50% of the overall weighting that factors into annual cash incentive determinations and 50% is based on other factors the Compensation Committee deems relevant and appropriate, including individual performance. However, regardless of the relative weighting of these factors, the actual amount of any annual cash incentive award is entirely discretionary. Our Compensation Committee believes retaining discretion over the amount of such awards is necessary in light of the dynamic nature of the Company's activities, the potential for rapid changes in the business environment and the limitations inherent in quantitative measures of performance.

Impacts of Our Reorganization on Compensation

        Some aspects of the compensation of the Company's executives during 2016 were directly related to market conditions and the Company's financial position at the time. The compensation necessary to retain the management team during this time period was deliberate in order to ensure the Company had the appropriate resources to review and make appropriate strategic decisions about the reorganization and work through the reorganization in a strategic way that optimized the best results for a viable entity following emergence from chapter 11 bankruptcy. Certain aspects of the compensation structure during 2016 was of a non-recurring nature.

        On March 9, 2016, the Company announced it had engaged PJT Partners as financial advisor and Weil, Gotshal & Manges, LLP as legal advisor to assist the Company in exploring opportunities to materially reduce its indebtedness while preserving liquidity. The retention of our management team while the Company considered possible scenarios to improve its balance sheet and capital structure, was critical to the potential long-term success and viability of the Company. Accordingly in March 2016, the predecessor Compensation Committee recommended and the predecessor board of directors subsequently approved, a key employee retention program ("KERP") pursuant to which the Company made a one-time cash retention payment to certain executive officers and key employees. The KERP was implemented with the objective of incentivizing such executive officers and key employees to continue employment with the Company during this period of uncertainty. The KERP was formulated with the input and based on the recommendations of Longnecker, after consultation with the Company's external advisors, PJT Partners and Weil, Gotshal & Manges, LLP. Pursuant to the KERP, key employees receiving retention payments entered into a key employee retention agreement with the Company pursuant to which they agreed to continue their employment with the Company for a period of no less than twelve months from the date thereof or they will forfeit, and be required to repay, the full amount of the retention payment they receive (less any taxes withheld), provided that their employment is not terminated prior to such date by the Company without cause or by them with good reason, such as due to a material reduction in base salary or permanent relocation of their principal place of employment.

        Pursuant to the terms of the joint prepackaged plan of reorganization, as amended, pursued as a result of the voluntary petitions for relief under chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court in the the District of Delaware, filed on July 27, 2016 by the Company and certain of its subsidiaries (the "Reorganization Plan"), confirmed by the U.S. Bankruptcy Court on September 8, 2016 and effective as of September 9, 2016, any restricted shares of common stock issued pursuant to the Halcón Resources Corporation First Amended and Restated 2012 Long-Term Incentive Plan were vested immediately prior to September 9, 2016 and all outstanding awards of performance shares and options were cancelled. On September 9, 2016, all outstanding common stock was cancelled and the holders thereof received a pro rata amount of 4% of our newly issued shares of common stock. The other 96% of our common stock issued upon our emergence went to our creditors in accordance with the Reorganization Plan. As a consequence, our senior management's equity in the reorganized company, along with all of our other pre-emergence common stockholders, was diluted substantially. The terms of the Reorganization Plan provided for 10% of our newly issued shares of common stock to be reserved for issuance as awards under a management incentive plan. On September 9, 2016, the Halcón Resources Corporation 2016 Long-Term Incentive Plan was approved and adopted by our existing board of directors and exit awards allocated as determined by the CEO were awarded in the form of restricted common stock and stock options. The awards are intended to align the interests of our key executives with those of our equity holders by providing a significant equity interest in the Company, conditioning certain equity awards upon continued employment with us and providing an "at-risk" component of compensation linked directly to increases in shareholder value.

        Each of the elements of our compensation program is discussed in greater detail below.

Base Salary

        We review base salaries for our senior management annually to determine if any modification is appropriate. We consider several factors, including a comparison to base salaries paid for comparable positions in our compensation peer group, the relationship among base salaries paid within our Company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our compensation program design objectives.

        For 2016, in light of the current market conditions and the pending hiring of advisors to consider reorganization, the prior Compensation Committee determined to leave base salaries for the named executive officers unchanged from 2015.

Annual Cash Incentives

        Annual cash incentives for senior management are typically reviewed following the end of the year. Our Compensation Committee awarded annual cash incentives to Mr. Wilson, Mr. Herod and Mr. Mize in the amounts of $275,000, $165,000 and $146,667, respectively, which amounts reflected prorated awards for the period from September 9, 2016 through December 31, 2016.

Long-term Incentives

        Long-term incentives comprise a significant portion of an executive's compensation package. Long-term incentives are consistent with our objective of providing an "at-risk" component of compensation. Providing long-term incentive award opportunities for senior management and key employees align their interests with those of our stockholders. Historically, we have awarded grants of restricted stock, stock options and performance units, to certain members of senior management, including the named executive officers. Each of these awards is discussed in more detail below. Historically, we have utilized this combination because of the differing risk and reward characteristics of these awards. From time to time, we may utilize a different mix of these awards or utilize other forms of awards, each of which is permitted under the Plan and discussed in more detail below, depending upon the Compensation Committee's current view of the most efficacious method to provide incentives under current market conditions and taking into account the practices of our compensation peer group. The amounts granted will vary each year and are based on performance of senior management, our analysis of compensation peer group data and the total compensation package of each member of senior management, as discussed in more detail below.

        The long-term incentive information related to the named executive officers during fiscal year 2016 is included in the Summary Compensation Table set forth below. Additional information on long-term incentive awards for 2016 is shown in the Grants of Plan-Based Awards in 2016 table and the Outstanding Equity Awards at December 31, 2016 table, each of which is set forth below. As noted above, our Compensation Committee elected not to award long-term equity incentives to the named executive officers during its annual compensation review held in February 2016; however, as discussed above, exit awards were made on September 9, 2016 in accordance with the terms of the Reorganization Plan to senior management, including the named executive officers under the Plan. These awards included a mix of restricted stock and stock options, with approximately two-thirds of the award, by dollar value, in the form of stock options having an exercise price equal to the greater of (1) the per share value based on the Company's post-Reorganization equity value of $650.0 million or (2) the weighted average trading price of the newly issued common stock for the seven (7) trading days commencing on the first trading day immediately following September 9, 2016 (assuming the new common shares were then publicly traded) with the vesting period of such stock options being over 3 years in equal annual installments provided the recipient remains employed by the Company as of the respective annual vesting dates and the remaining one-third of the award, by dollar value, in the form of restricted stock granted on the first full day of trading of the new common shares following September 9, 2016, of which 50% vested in full on the date of grant and the remaining 50% would vest on the first anniversary of the grant, in each case provided the recipient remains employed by the Company as of such vesting date.

2016 Long-Term Incentive Plan

        We grant equity awards under the Plan. The Plan became effective on September 9, 2016 and originally provided for a total of 10,000,000 shares of common stock. The Plan Amendment, which was approved by the written consent of holders of a majority of our outstanding voting stock, will increase the total number of shares available for issuance under the Plan to 19,000,000. The Plan Amendment will be effective on or about April 6, 2017. See "Amendment to the 2016 Long-Term Incentive Plan" in this Information Statement.

        As of February 28, 2017, a total of 1,733,067 shares of common stock had been granted as restricted stock and were outstanding, 5,313,200 shares were reserved for the exercise of outstanding stock options and 1,703,733 shares of our common stock remained available for issuance pursuant to the Plan. The Plan permits granting awards in a wide variety of forms, including options to purchase our common stock, shares of restricted stock, restricted stock units (granting the recipient the right to receive common stock), shares of incentive stock (common stock issued without a restriction period), stock appreciation rights, performance units (settled in common stock or cash) and performance bonuses (settled in common stock or cash). We currently utilize as awards under the Plan only restricted stock and stock options. Upon effectiveness of the Plan Amendment, no more than 19,000,000 shares of common stock may underlie awards to a single recipient in any calendar year. Performance bonuses may not exceed $5 million to any recipient in any calendar year.

        The Plan will expire on September 9, 2026. No grants will be made under the Plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the award and of the Plan. Our board of directors may, in its discretion, terminate the Plan at any time. The termination of the Plan would not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The board of directors may at any time, and from time to time, amend the Plan in whole or in part. Any amendment that must be approved by our stockholders in order to comply with the terms of the Plan, applicable law or the rules of the principal securities exchange, association or quotation system on which our common stock is then traded or quoted will not be effective unless and until such approval has been obtained. The board of directors is not permitted, without the further approval of the stockholders, to make any alteration or amendment that would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares that may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive awards under the Plan or extend the term of the Plan.

Stock Options

        An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide participants with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest, thus providing an incentive for an option holder to remain employed by us. Stock options link the option holder's compensation to stockholders' interests by providing an incentive to increase the market price of our stock.

        Option grants to senior management are generally considered annually, typically in February, after our year-end results become available, while grants to other eligible officers and employees are generally considered in December of each year. Our practice is that the exercise price for each stock option is the market value on the date of grant, which is normally the date that our Compensation Committee approves the award at a meeting of the Compensation Committee or a trading day after our release of earnings or other material nonpublic information. Our current policy provides for grants to be made or priced only during a trading window and within such window only at such time as there is no material non-public information regarding the Company. Under the Plan, the stock option price may not be less than the fair market value (the closing market price) of the shares on the date of grant. With respect to employees who are not executive officers, the Compensation Committee typically delegates the authority to make such grants to our chief executive officer but specifies the total number of shares that may be subject to grants and the other material terms of the grants. All proposed stock options to new-hire employees are required to be approved by our Compensation Committee. Alternatively, our Compensation Committee may authorize in writing, in advance of any fiscal quarter, the number of shares underlying stock options that may be granted to new-hire employees for the following fiscal quarter and provide that our chief executive officer may allocate such stock options at his discretion.

        Stock options generally vest and become exercisable one-third annually after the original grant date. In certain instances, however, stock options may vest on an accelerated basis, such as in the event an executive's employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his or her employment within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all stock options held by the executive may automatically vest and become exercisable in accordance with the terms outlined in his or her stock option award agreement or employment agreement, if applicable. The employment agreements that we have entered into with the named executive officers provide for all stock options held by each executive to automatically vest and become exercisable in the event his or her employment is terminated by us without cause, by the executive for good reason or with or without good reason within a two-year period following a change of control of our Company.

        There is a limited term in which an executive can exercise stock options, known as the "option term." The option term is generally ten years from the date of grant, which is the maximum term of an option permitted under the Plan. At the end of the option term, the right to purchase shares pursuant to any unexercised option expires.

        Information relating to the stock options issued to the named executive officers during 2016 are shown in the table below entitled Grants of Plan-Based Awards in 2016.

Restricted Stock Awards

        Restricted stock awards are shares of our common stock that are awarded with the restriction that the executive remain with us through certain "vesting" dates. Prior to the restrictions thereon lapsing, the participant may not sell, transfer, pledge, assign or take any similar action with respect to the shares of restricted stock which the participant owns. Despite the restrictions, each participant will have full voting rights and will receive any dividends or other distributions, if any, with respect to the shares of restricted stock which the participant owns. Once the restrictions lapse with respect to shares of restricted stock, the participant owning such shares will hold freely-transferable shares, subject only to any restrictions on transfer contained in our certificate of incorporation, bylaws and insider trading policies, as well as any applicable federal or state securities laws.

        Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value. The purpose of granting restricted stock awards is to encourage ownership and retention of our senior management and result in business decisions that may drive stock price appreciation. Recognizing that our business is subject to significant fluctuations in commodity prices that may cause the market value of our common stock to fluctuate, we also intended the awards to provide an incentive for senior management to remain with us throughout commodity price and business cycles.

        Restricted stock awards generally vest one-third annually after the original award date. As a consequence, the recipients do not become unconditionally entitled to retain any of the shares of restricted stock until one year following the date of grant, subject to certain exceptions related to termination of employment. Any unvested restricted stock awards generally are forfeited if the executive terminates employment with us. In certain instances, however, restricted stock awards may vest on an accelerated basis, such as in the event of the executive's employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his or her employment within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all restricted stock awards held by the executive may automatically vest in accordance with the terms outlined in the restricted stock award agreement or the employment agreement, if applicable. The employment agreements that we have entered into with the named executive officers provide for all restricted stock awards held by an executive to automatically vest in the event his or her employment is terminated by us without cause, by the executive for good reason or by the executive with or without good reason within a two-year period following a change of control of our Company.

        The restricted stock grants to the named executive officers during fiscal year 2016 are shown below in the table entitled Grants of Plan-Based Awards in 2016.

Retirement Benefits

        We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including the named executive officers, are currently provided solely through a tax-qualified profit sharing and 401(k) plan (our "Savings Plan"), in which eligible full-time employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $18,000 in calendar year 2016 (plus up to an additional $6,000 in the form of "catch-up" contributions for participants age 50 and above), and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. We match 100% of the amount an employee contributes to the Savings Plan, up to a maximum contribution of 10%. Members of senior management participate in the Savings Plan on the same basis as other eligible employees.

        The Savings Plan provides for various investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The independent trustee of the Savings Plan then invests the assets of the Savings Plan as directed by participants. The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59.5 distributions.

        We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to recruit and retain senior and experienced mid- to late-career executive talent for critical positions within our organization.

Outstanding Equity Awards Under the Plan

        The following tables represent outstanding equity awards under the Plan as of December 31, 2016. We do not issue awards under any other plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options	Weighted-Average Exercise Price of Outstanding Options	Average Remaining Contractual Life (Years)
Stock Options	5,319,400	$9.22	9.7

Number of Securities to be Issued Upon Vesting
Restricted Stock	1,738,077

        As of December 31, 2016 a total of 1,689,398 shares of our common stock were available for future grants under the Plan. As of February 28, 2017, approximately 1,703,733 shares of our common stock are available for future grants under the Plan.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        During 2012, we entered into employment agreements with each member of our senior management, including Messrs. Wilson, Herod and Mize. Strong competition for management talent and uncertainty associated with our business plan and our stated willingness to embrace consolidation trends in our industry led us to conclude that it was appropriate and in our best interests to enter into employment agreements with each of such named executive officers.

Term of Employment Agreements

        The initial term of employment of Mr. Wilson was for a term of two years from June 1, 2012, the effective date of his employment agreement, which the Company elected to renew for an additional two years effective June 1, 2014 and June 1, 2016, respectively. The initial term of employment of each of Messrs. Herod and Mize was originally until December 31, 2013, with automatic one-year extensions unless either party provides written notice thirty days prior to expiration of the initial term or any extension. Our failure to renew an executive's employment agreement will be considered a termination without cause under each employment agreement.

Compensation and Benefits

        The salary of each named executive officer is subject to periodic review and may be increased from time to time by the Compensation Committee. Each named executive officer is eligible to receive bonuses, grants of stock options, restricted stock or other equity awards as determined in the discretion of the Compensation Committee. Each of the named executive officers is also entitled to reimbursement for reasonable business expenses and to participate in our life, health, and dental insurance programs, and all other employee benefit plans which we may, from time to time, make available. We provide tax gross-ups on a limited basis for life insurance, parking and country club memberships.

        Our Chief Executive Officer and President is entitled under his employment agreement to receive a vehicle allowance and reimbursement for reasonable fees and membership dues for one Houston area country club. Our Chief Financial Officer is entitled under his employment agreement to be reimbursed for reasonable fees and membership dues for one Houston area country club.

        Our use of expense reimbursement and perquisites as an element of compensation is limited. We do not view these items as a significant element of our compensation structure but do believe that they can be used in conjunction with base salary to recruit, motivate and retain executive talent in a competitive environment. The Compensation Committee periodically reviews these items provided to determine if they are appropriate and if any adjustments are warranted.

Termination Provisions and Severance Payments

        We may terminate each named executive officer's employment upon disability, and at any time for cause or without cause. Each named executive officer may terminate his or her employment at any time, and such termination will be deemed to be with "good reason" if it is based on a material reduction in base salary; a material reduction in authority, responsibilities or duties or those of the supervisor to whom the named executive officer reports; a material reduction in the budget over which the named executive officer retains authority; a permanent relocation of the named executive officer's principal place of employment to any location outside a fifty mile radius of the location from which named executive officer provides services to the Company; or any uncured material breaches of the employment agreement by us. If the employment of any of the named executive officers is terminated by death or disability, such named executive officer (or his or her personal representative in the event of death) is entitled to receive accrued unpaid base compensation, plus an optional bonus to be determined by the Compensation Committee, and all stock options and other incentive awards held by the named executive officer will become fully vested and immediately exercisable, and all restrictions on any shares of restricted stock will be removed. If the employment of any of the named executive officers is terminated by us for cause, such named executive officer (or his or her personal representative in the event of death) is entitled to receive accrued unpaid base compensation.

        If the employment of any named executive officer is terminated by us without cause or by such named executive officer with good reason, and such termination is not within two years after a change in control, such named executive officer will be entitled to the accrued portion of unpaid salary, payment of the greater of a prorated amount of the named executive officer's target bonus for the year in which the termination occurs or a bonus for such year as may be determined by our Compensation Committee in its sole discretion, a severance payment equal to one year's base salary plus the higher of the current year target bonus or the bonus paid for the preceding year, payment of the premiums for medical, vision and dental insurance for the executive and his or her dependents for up to one year following termination, and the full vesting of all unvested options and earned performance units (if applicable) and all restrictions removed from shares of restricted stock.

        If such named executive officer is terminated by us without cause or such named executive officer terminates his or her employment with the Company with or without good reason, and such termination is within two years after a change in control, such named executive officer will be entitled to receive the accrued portion of unpaid salary, payment of the greater of a prorated amount of the named executive officer's target bonus for the year in which the termination occurs or a bonus for such year as may be determined by our Compensation Committee in its sole discretion, a severance payment equal to a multiple (which varies by individual) of base salary plus the higher of the current year target bonus or the bonus paid for the year prior to termination or the year in which the change of control occurred, payment of the premiums for medical, vision and dental insurance for the executive and his or her dependents for up to eighteen months following termination, and the full vesting of all unvested options and earned performance units (if applicable) and all restrictions removed from shares of restricted stock. The multiplier for Mr. Wilson is 3.0, and for Messrs. Herod and Mize it is 2.5. In addition, if a bonus for the named executive officer for the year immediately preceding the termination has been determined but not paid as of the date of termination, the named executive officer will be paid the bonus so determined; and if such a bonus has not been determined, then the named executive officer will be paid a bonus equal to the greater of such named executive officer's target bonus for such year, or for the year in which the termination occurs or the change of control occurs, or the bonus paid to executive for the year immediately preceding the year in which the change of control occurs. If the employment of such named executive officer is terminated by such named executive officer without good reason and not within two years after a change in control, such named executive officer is entitled to receive accrued unpaid base compensation.

        The employment agreements with the named executive officers generally define a change of control to mean any of the following events:

  •
  any person or group becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of our outstanding voting stock;

  •
  our merger with or consolidation into another entity and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting entity is then "beneficially owned" in the aggregate by our stockholders immediately prior to such merger or consolidation, or (b) the individuals who were members of our board of directors immediately prior to the execution of the agreement providing for the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting entity;

  •
  we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to a third party in one transaction or a series of related transactions; individuals who constitute our board of directors cease for any reason to constitute at least a majority of our board of directors unless such persons were elected, appointed or nominated by a vote of at least a majority of our incumbent directors; or

  •
  the complete liquidation or dissolution of our Company.

        In our view, having the change of control and severance protections helps to maintain the named executive officer's objectivity in decision-making and provides another vehicle to align the interests of our named executive officers with the interests of our stockholders.

        The following table sets forth the estimated amounts that would be payable to each of the named executive officers upon a termination under the scenarios outlined above, excluding termination for cause or on account of death or disability, assuming that such termination occurred on December 31, 2016 and using the closing price of our common stock at December 31, 2016 for purposes of the calculations as required by the SEC. The dollar amounts set forth under the column heading "Early Vesting of Restricted Stock/Options" correspond to the amounts that would be paid, in addition to accrued and unpaid salary through the date of death or disability, in the event of the death or disability at year-end of each of the executives. There can be no assurance that these scenarios would produce the same or similar results as those disclosed if a termination occurs in the future.

	Severance Payment(1)	Early Vesting of Restricted Stock/ Options(2)	Other(3)	Total
Without Cause/For Good Reason
Floyd C. Wilson	$1,500,000	$4,535,188	$34,314	$6,069,502
Stephen W. Herod	$900,000	$1,187,063	$34,314	$2,121,377
Mark J. Mize	$800,000	$1,187,063	$34,314	$2,021,377
Following Change of Control
Floyd C. Wilson	$4,500,000	$4,535,188	$51,471	$9,086,659
Stephen W. Herod	$2,250,000	$1,187,063	$51,471	$3,488,534
Mark J. Mize	$2,000,000	$1,187,063	$51,471	$3,238,534

(1)
Represents total annual cash compensation (2016 base salary plus target bonus, which is 100% of base salary for each officer, in accordance with the terms of the employment agreement), which, in the event of a change of control, has been multiplied by the applicable multiplier set forth in each officer's employment agreement.

(2)
The value of unvested restricted stock and stock options that would vest under each termination scenario is based on the closing price of our common stock on December 31, 2016.

(3)
Represents an estimate of health insurance benefits to be provided to the named executive officer and each eligible dependent under each of the scenarios based on actual amounts paid out in 2016.

Board Representation

        Mr. Wilson's employment agreement provides that he will be nominated as a member of our board of directors, and that we will use our best efforts to cause him to be elected, appointed, or re-elected or re-appointed, as a director.

Indemnity Agreements

        We have entered into an indemnity agreement with each of our non-employee directors and Messrs. Wilson and Mize. These agreements provide for us to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors' and officers' liability insurance policy we choose, in our discretion, to maintain. These indemnity agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our certificate of incorporation, bylaws and applicable law. We believe these indemnity agreements enhance our ability to recruit and retain knowledgeable and experienced executives and independent, non-management directors.

Tax Deductibility

        Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our chief executive officer and our three next most highly compensated executive officers (other than our principal financial officer) unless the compensation is performance-based as determined by applying certain specific and detailed criteria. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. In this regard, we consider the anticipated tax treatment to our Company and our executive officers in the review and establishment of compensation programs and payments; however, we may pay compensation to our executives that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Summary Compensation Table

        The table below sets forth information regarding compensation for our named executive officers for the years indicated (commencing with the first year in which such officer became one of our named executive officers):

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option/SAR Awards(3)	All Other Compensation(4)	Total
Floyd C. Wilson	2016	$750,000	$3,275,000	$8,604,750	$11,463,436	$31,510	$24,124,696
Chairman of the Board,	2015	$750,000	—	$1,040,495	$1,120,732	$27,450	$2,938,677
Chief Executive Officer and President	2014	$750,000	$322,500	$2,058,065	—	$27,461	$3,158,026
Stephen W. Herod	2016	$450,000	$965,000	$2,252,250	$3,000,497	$31,510	$6,699,257
Executive Vice President,	2015	$450,000	—	$378,742	$407,949	$26,909	$1,263,600
Corporate Development	2014	$450,000	$193,500	$1,140,473	—	$25,975	$1,809,948
Mark J. Mize	2016	$400,000	$946,667	$2,252,250	$3,000,497	$38,461	$6,637,875
Executive Vice President,	2015	$400,000	—	$375,502	$404,461	$34,824	$1,214,787
Chief Financial Officer and Treasurer	2014	$400,000	$172,000	$997,882	—	$31,266	$1,601,148

(1)
Represents actual base salary paid in the year.

(2)
Comprised of a retention bonus paid prior to the Company and its subsidiaries filing of voluntary petitions under chapter 11 of the bankruptcy code and an annual cash incentive bonus paid subsequent to year end for prior year performance.

(3)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in "Note 13—Stockholders' Equity" to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016. See Grants of Plan-Based Awards in 2016 table for information on awards made in 2016. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)
For 2016, the amounts reported for "All Other Compensation" include amounts provided to the named executive officers as outlined in the table below, with respect to (a) the matching contribution that we make on account of employee contributions under our 401(k) Savings Plan, (b) premiums paid by the Company for executive long-term disability insurance, (c) tax gross-ups for life insurance and parking payments and (d) country club membership paid by the Company for Mr. Mize.

	All Other Compensation ($)
	(a)	(b)	(c)	(d)
Named Executive Officer
Floyd C. Wilson	24,000	1,593	5,917	—
Stephen W. Herod	24,000	1,593	5,917	—
Mark J. Mize	18,000	1,593	5,917	12,951

Grants of Plan-Based Awards in 2016

        The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2016.

		Estimated Future Payouts Under Equity Incentive Plan Awards(1)				Exercise or Base Price of Option Awards ($/Sh)(3)
							Grant Date Fair Value of Stock and Option Awards(4)
					Type of Award(2)
Name	Grant Date		Target(#)
Floyd C. Wilson	9/12/2016	—	1,862,500	—	Options	$9.24	$11,463,436
	9/12/2016	—	931,250	—	Restricted Stock		$8,604,750
Stephen W. Herod	9/12/2016	—	487,500	—	Options	$9.24	$3,000,497
	9/12/2016	—	243,750	—	Restricted Stock		$2,252,250
Mark J. Mize	9/12/2016	—	487,500	—	Options	$9.24	$3,000,497
	9/12/2016	—	243,750	—	Restricted Stock		$2,252,250

(1)
Awards granted under the Plan provide only for a single estimated payout. Under the Plan there are no minimum amounts payable for a certain level of performance and there are no maximum payouts possible above the target. Thus, there are no thresholds or maximums (or equivalent items) applicable to these awards.

(2)
Represents shares of restricted stock and stock options issued under the Plan. The shares of restricted stock vest in two equal installments, half on the date of grant and half on the first anniversary of the date of grant, provided that the recipient has been continuously employed at such date. Stock options vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, in each case, provided that the recipient has been continuously employed at such date.

(3)
The exercise price of each award is equal to the weighted average closing market price of our common stock for seven trading days following the date of grant.

(4)
Represents the full grant date fair value determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in "Note 13—Stockholders' Equity" to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at December 31, 2016

        The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2016.

					Stock Awards
							Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	Option Awards
					Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date
Floyd C. Wilson	—	1,862,500	$9.24	9/12/2026	465,625	$4,348,938	—	$—
Stephen W. Herod	—	487,500	$9.24	9/12/2026	121,875	$1,138,313	—	$—
Mark J. Mize	—	487,500	$9.24	9/12/2026	121,875	$1,138,313	—	$—

(1)
The shares of restricted stock vest in two equal installments, half on the date of grant and half on the first anniversary of the date of grant, provided that the recipient has been continuously employed at such date. Stock options vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, in each case, provided that the recipient has been continuously employed at such date.

(2)
Calculated based upon the closing market price of our common stock as of December 30, 2016, the last trading day of our 2016 fiscal year ($9.34) multiplied by the number of unvested awards at year end.

Compensation Adjustments Subsequent to Fiscal Year End

        Subsequent to December 31, 2016, the Compensation Committee awarded the following increase in base salary in response to competitive compensation practices.

Name	Base Salary Increase
Floyd C. Wilson	$50,000

Option Exercises and Stock Vested

        The following table summarizes option exercises and the vesting of restricted stock for our named executive officers in 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Floyd C. Wilson	—	—	723,210	$5,143,616
Stephen W. Herod	—	—	234,508	$1,363,193
Mark J. Mize	—	—	224,905	$1,359,774

(1)
The value realized upon the exercise of the option award is determined by multiplying the number of shares acquired on exercise by the difference between the closing price of our common stock on the date of exercise and the exercise price of the option.

(2)
The value realized equals the closing price of our common stock on the date of vesting, multiplied by the number of shares vested.

Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2016 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(a)		Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders(1)	7,057,477	(2)	$9.22	1,689,398
Equity compensation plans not approved by security holders	—		—	—

	7,057,477	(2)	$9.22	1,689,398

(1)
Represents information for the 2016 Long-Term Incentive Plan.

(2)
Includes 1,738,077 shares of restricted stock not yet vested.

Stock Ownership Guidelines Policy

        Our board of directors has adopted an Amended and Restated Stock Ownership Guidelines Policy (the "Policy") applicable to our board of directors, chief executive officer and president and each executive vice president to ensure that they maintain a meaningful economic stake in the Company. The Policy is designed to maintain stock ownership of our directors and the specified officers at a significant level so as to further align their interests with the interests of our stockholders in value creation. Subject to certain exceptions contained in the Policy, our directors are required to hold a number of shares of our common stock valued at three times (3x) the annual cash retainer paid to them by the Company, our chief executive officer and president is required to hold a number of shares of our common stock valued at six times (6x) the base salary paid to him by the Company and the other specified officers are required to hold a number of shares of our common stock valued at three times (3x) the base salaries paid to them by the Company. For purposes of calculating the value of shares owned, each share of stock shall have a deemed value equal to the greater of the price at acquisition or the current market value. For purposes of calculating the value of unvested restricted shares, the value shall be determined without giving effect to the restriction.

2016 Director Compensation

        The table below sets forth certain information concerning the compensation earned in 2016 by our non-employee directors for service on our board of directors and committees of the board of directors during 2016.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	All Other Compensation	Total(3)
William J. Campbell	$28,001	$135,004	$—	$—	$163,005
James W. Christmas	$227,715	$135,004	$—	$—	$362,719
Michael L. Clark	$29,556	$135,004	$—	$—	$164,560
Thomas R. Fuller	$176,276	$135,004	$—	$—	$311,280
Darryl L. Schall	$23,334	$135,004	$—	$—	$158,338
Ronald D. Scott	$23,334	$135,004	$—	$—	$158,338
Eric G. Takaha	$24,111	$135,004	$—	$—	$159,115
Nathan W. Walton	$23,334	$135,004	$—	$—	$158,338

(1)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in "Note 13—Stockholders' Equity" to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2016. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by our directors.

(2)
The number of restricted stock awards subject to vesting, excluding shares received in lieu of fees, made to each of our directors for service as a director during 2016 was 17,264.

(3)
Represents the numerical sum of the dollar amounts reflected in each other column for each director.

Discussion of Director Compensation Table

        Employee directors receive no additional compensation for service on our board of directors or any committee of the board of directors. All directors receive actual expense reimbursements associated with attending board and committee meetings. Our director compensation program has been developed with the advice and guidance of our independent compensation consultant using compensation peer group and market data and consists of two principal elements: (1) annual retainer and committee fees and (2) equity consisting of restricted stock awards. Our Compensation Committee reviews our director compensation program at least annually, and more frequently if circumstances warrant it, using the advice and information provided by our independent compensation consultant. Our non-employee directors received an award of restricted stock under the Plan with value of $135,004; they will receive annually an award of restricted stock under the Plan having a value of $165,000, which grant shall be made contemporaneously with our annual meeting of stockholders. Our non-employee directors also receive an annual cash retainer of $70,000, payable on a quarterly basis and pro-rated for actual service during the year. Our lead independent director receives an additional $25,000 per year, also payable on a quarterly basis and pro-rated for actual service during the year. Additional annual compensation for each committee chairperson and committee member for all of the committees of our board of directors is set forth below:

Board Committee	Committee Chairperson Additional Compensation	Committee Member (excluding Chairperson) Additional Compensation
Audit	$25,000	$7,500
Compensation	$15,000	$5,000
Nominating and Corporate Governance	$12,500	$5,000
Reserves	$12,500	$5,000

        Fees are paid in four equal quarterly installments and board members may elect to take all or a portion of the cash compensation we pay to them in shares of our common stock, with the number of shares determined by dividing such fees by the trading price per share of our common stock on the last day of each calendar quarter. Any such election must be made prior to the beginning of the quarter for which the compensation is to be paid and is irrevocable for that quarter.

2016 Long-Term Incentive Plan

        Non-employee directors are eligible to participate in the Plan discussed above under the heading "Amendment to the 2016 Long-Term Incentive Plan." At the time an individual initially becomes a non-employee director, we grant such director shares of our restricted common stock. The Compensation Committee determines how many shares of our restricted common stock to grant to a new non-employee director based upon a number of factors, including the qualifications and background of the director, current market conditions, recommendations of our independent compensation consultant and our evaluation of our compensation peer group. In addition, effective on the date of the Company's annual meeting of stockholders, we grant to each director the number shares of our restricted common stock the value of which equals $165,000. For the purposes of determining the value of the shares of restricted stock to be issued, the closing price of the Company's common stock as reported on the date of grant is used, and in calculating the number of shares of restricted stock to be issued, the number of shares is rounded up to the nearest 100 shares. Grants of restricted stock to non-employee directors vest on the six month anniversary of the date of grant (subject to acceleration in the event of a change of control) provided that the director serves continuously on our board of directors through the vesting date. At December 31, 2016, no non-employee director grants had been fully vested and 138,112 shares were not yet vested.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Until September 9, 2016, our Compensation Committee consisted of Michael A. Vlasic (Chairman), Tucker S. Bridwell, Daniel A. Rioux and Mark A. Welsh IV. From and after September 9, 2016, our Compensation Committee consisted of William J. Campbell (Chairman), James W. Christmas and Michael L. Clark. No member of the Compensation Committee during 2016 served as one of our officers or employees or of any of our subsidiaries during that year. In addition, during 2016, none of our executive officers served as a director or as a member of the compensation committee of a company which employs any of our directors.

OTHER MATTERS

Proposals by Security Holders

        No stockholder proposals are included in this Information Statement.

Effective Date

        The actions will take effect on or about April 6, 2017, which is 20 calendar days following the date we first mail this Information Statement to our stockholders.

Expenses

        We will bear all costs related to this Information Statement. We will reimburse brokerage houses and other custodians, nominees, trustees and fiduciaries representing beneficial owners of shares for their reasonable out-of-pocket expenses for forwarding this Information Statement to such beneficial owners.

Dissenters' Rights of Appraisal

        None of the DGCL, our certificate of incorporation or our bylaws provides holders of our common stock or preferred stock with dissenters' or appraisal rights in connection with the actions described in this Information Statement.

Householding

        We will deliver only one Information Statement to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholder. We undertake to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of the Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of the Information Statement by contacting us at the address or phone number set forth above. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify us at the address or phone number set forth above.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web page site at www.sec.gov. You also may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Reports and other information concerning us can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Our common stock is listed and traded on the New York Stock Exchange under the trading symbol "HK."

FORWARD-LOOKING STATEMENTS

        The information discussed in this Information Statement, our filings with the SEC and our public releases include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, concerning, among other things, planned capital expenditures, potential increases in oil and natural gas production, the number and location of wells to be drilled in the future, future cash flows and borrowings, pursuit of potential acquisition opportunities, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as "may," "expect," "estimate," "project," "plan," "objective," "believe," "predict," "intend," "achievable," "anticipate," "will," "continue," "potential," "should," "could," and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements. You should consider carefully the risks described in the section entitled "Risk Factors" included in our Annual Report on Form 10-K for the year ended December 31, 2016, which describe factors that could cause our actual results to differ from those anticipated in the forward-looking statements, including, but not limited to, the following factors:

  •
  volatility in commodity prices for oil and natural gas, including the current sustained decline in the price for oil;

  •
  our ability to generate sufficient cash flow from operations, borrowings or other sources to enable us to fund our operations, satisfy our obligations and fully develop our undeveloped acreage positions;

  •
  our ability to replace our oil and natural gas reserves and production;

  •
  we have historically had substantial indebtedness and may incur more debt in the future;

  •
  higher levels of indebtedness make us more vulnerable to economic downturns and adverse developments in our business;

  •
  the presence or recoverability of estimated oil and natural gas reserves and the actual future production rates and associated costs;

  •
  our ability to successfully develop our large inventory of undeveloped acreage in our resource plays;

  •
  our ability to retain key members of senior management, the board of directors, and key technical employees;

  •
  our ability to successfully integrate acquired oil and natural gas businesses and operations;

  •
  the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits and may divert management's time and energy;

  •
  access to and availability of water and other treatment materials to carry out planned fracture stimulations in our resource plays;

  •
  access to adequate gathering systems, processing facilities, transportation take-away capacity to move our production to market and marketing outlets to sell our production at market prices;

  •
  contractual limitations that affect our management's discretion in managing our business, including covenants that, among other things, limit our ability to incur debt, make investments and pay cash dividends;

  •
  the potential for production decline rates for our wells to be greater than we expect;

  •
  competition, including competition for acreage in resource play holdings;

  •
  environmental risks;

  •
  drilling and operating risks;

  •
  exploration and development risks;

  •
  the possibility that the industry may be subject to future regulatory or legislative actions (including additional taxes and changes in environmental regulations);

  •
  general economic conditions, whether internationally, nationally or in the regional and local market areas in which we do business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access capital;

  •
  social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States, such as the Middle East, and armed conflict or acts of terrorism or sabotage;

  •
  other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;

  •
  the insurance coverage maintained by us may not adequately cover all losses that we may sustain;

  •
  title to the properties in which we have an interest may be impaired by title defects;

  •
  senior management's ability to execute our plans to meet our goals;

  •
  the cost and availability of goods and services, such as drilling rigs, fracture stimulation services and tubulars; and

  •
  our dependency on the skill, ability and decisions of third party operators of the oil and natural gas properties in which we have a non-operated working interest.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this document. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.

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HALCÓN RESOURCES CORPORATION INFORMATION STATEMENT MARCH 16, 2017
WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY
SUMMARY
ABOUT THIS INFORMATION STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INTEREST OF CERTAIN PERSONS IN THE ACTIONS TAKEN
AMENDMENT TO THE 2016 LONG-TERM INCENTIVE PLAN
EXECUTIVE COMPENSATION
Our Compensation Policies and Process
Summary Compensation Table
Outstanding Equity Awards at December 31, 2016
Compensation Adjustments Subsequent to Fiscal Year End
Option Exercises and Stock Vested
Equity Compensation Plan Information
Stock Ownership Guidelines Policy
2016 Director Compensation
Discussion of Director Compensation Table
2016 Long-Term Incentive Plan
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS